Exhibit 14.1
SecureCare Technologies, Inc.

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                      Ethics and Business Compliance Policy
                                 and Procedures

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Table of Contents

Objective.....................................................................2
Scope.........................................................................2
Policy........................................................................2
Process.......................................................................8
Responsibility................................................................8








        A copy of SecureCare's Ethics and Business Compliance Policy and
      Procedures can be obtained in the investor section of its corporate web site at www.sfaxme.com.



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                                    Objective

To set forth SecureCare Technologies, Inc.'s policy on the Ethics and Business Compliance Process, which supports and supplements SecureCare Technologies, Inc.'s Compliance Program.


Scope

This Corporate Policy Statement applies to SecureCare Technologies, Inc. and, as set forth in the Policy section below.

Policy

SecureCare Technologies, Inc. is committed to conducting business with integrity and the highest ethical standards and complying with all applicable laws and regulations. To that end, SecureCare Technologies, Inc.'s has established the Ethics and Business Compliance Policy to develop, manage, and administer the ethics and business compliance process to ensure that these policy objectives are met. Employees must at all times comply with SecureCare's business conduct and related guidelines. Violation of any SecureCare guideline is cause for discipline, including dismissal from the company. Employees should consult their management immediately if they have any question about whether their actions could violate a SecureCare guideline. The administrative function will be performed by the Chief Financial Officer and as needed with other company personnel and as required the Board of Directors.

It always has been and continues to be the intent of the Company that its employees maintain the highest ethical standards in their conduct of Company affairs. The following sets forth in summary form for the benefit of all Company employees, wherever located, the Company's long-standing policy with respect to
(1) gifts, favors, entertainment and payments given or received by employees;
(2) potential conflicts of interest; and (3) certain other matters.

Through the CFO and this policy, SecureCare Technologies, Inc. will:

     o Develop, distribute, communicate and monitor its ethics and business compliance standards and procedures and Conflict of Interest processes.
     o Develop ongoing communications to support and reinforce all ethics and business compliance initiatives.
     o Provide and administer a confidential telephone number ("the SecureCare's Ethics Line") for employees to request guidance and seek clarification and interpretation of the Code and to report suspected violations. Mr. Frank Hariton, the Company's outside securities counsel will be the contact point for all employees who request guidance and seek clarification and interpretation of the Code and to report suspected violations.
     o   Investigate allegations of suspected violations of the Code.

It is also SecureCare, Inc.'s policy that the ethics and business compliance telephone number process and all ethics and business compliance reviews and investigations will be conducted independent of any influence or control either by those subject to investigation and/or having an interest in the outcome, and treated confidentially and accorded appropriate priority treatment by employees.

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Payments by the Company

1. Gifts, favors and entertainment may be given to others at Company expense only if they meet all of the following criteria:

a.   They are consistent with customary business practices;
b. They are not excessive in value and cannot be construed as bribes or pay-offs;
c.   They are not in contravention of applicable law or ethical standards; and
d. Public disclosure of the facts will embarrass neither the Company nor the employee.

Accounting records and supporting documentation reflecting gifts, favors and entertainment to others must be accurately stated, including clear, descriptive text. Employees should receive approval in advance of gifts, favors or entertainment of unusual monetary value (U.S. tax law limits the deduction for business gifts to $25 per recipient per year). In case of doubt as to the legality of any gift, favor or entertainment proposed to be given by or on behalf of the Company, Outside Counsel should be consulted in advance of commitment.

Payments to government personnel to expedite the rendition of routine governmental actions are discouraged. However, the Company does not prohibit expediting payments, properly recorded in the Company's books, which are not excessive in amount, when:

     o The making of such payments is an established and well-recognized practice in the area;
     o The action to be expedited by the payment is a routine administrative action to which the Company is clearly entitled (for example, processing governmental papers, and providing services such as mail delivery and inspections); and
     o   The payment does not violate applicable laws of any country.

Procedures for authorization of, and record keeping for, any such payments, regardless of form or manner, should be established by the CFO. Payments may not be made (i) to expedite any decision by government personnel whether, or on what terms, to award new business to or to continue business with any particular party, or (ii) to encourage a decision to award new business to or to continue business with a particular party.

2. In connection with sales by the Company, commissions, rebates, discounts, credits, and allowances should be paid or granted only by the business unit on whose books the related sale is recorded, and such payments should:

a. Bear a reasonable relationship to the value of goods delivered or services rendered;
b. Be by check or bank transfer to the specific business entity with whom the agreement is made or to whom the original related sales invoice was issued -- not to individual officers, employees or agents of such entity or to a related business entity;
c.   Be made only in the country of the entity's place of business; and
d. Be supported by documentation that is complete and that clearly defines the nature and purpose of the transaction.

Agreements for the Company to pay commissions, rebates, credits, discounts or allowances should be in writing. When this is not feasible, the payment arrangement should be supported by an explanatory memorandum for file prepared by the approving business and/or function and reviewed by the CFO.

The intent of the policy applicable to the payment or granting of commissions, rebates, discounts, credits and allowances in connection with sales by the Company is to avoid illegal or unethical payments, or establishing an

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environment where these may inadvertently be made. An unusual situation may occur, however, where an exception to the policy is nonetheless ethical and hence warranted. It is the responsibility of the CFO to review in advance all such situations, which arise. Any such exceptions must be approved by the CFO. In all cases, however, there must be no falsification, misrepresentation or deliberate over-billing reflected in any document (including invoices, consular documents, letters of credit, etc.). This includes suppression or omission of documents or of information in documents, or deliberate misdirection of documents.

When the Company is required to pay a commission, credit, rebate or other obligation to a third party, or to the payee or its bank in a country other than such entity's place of business, or in an unusual currency, the payment may be made only if, in addition to satisfying requirements stated above, the following criteria are met:

     o The payee must submit a written request from a properly authorized officer of the business entity specifying the manner and place of payment.
     o Nothing in our dealings with the payee indicates that there are tax or exchange control law violations or other illegal purposes involved, nor is it otherwise illegal for the Company as supplier or payor to make such payments. Where information on the legality of such payments is not available from other sources (such as banks), Outside Counsel will, obtain appropriate guidance.

Such exceptions should be rare. Commissions, rebates, credits, discounts or allowances that are paid or granted by the Company in conformity with standard trade terms for the industry, catalog prices, or other normal, standard procedures are deemed to have been established in writing and need not be documented in a written agreement or memorandum for file.

3. In connection with the Company's purchases of goods and services, including commissions related thereto, payments should be made only in the country of the seller's or provider's place of business or in the country in which the product was delivered or service rendered. All such payments shall be consistent with corporate and trade practice.

Payments for goods and services purchased by the Company are subject to the same considerations noted above with respect to payment of commissions, etc. The only exception is that payments made in the country in which the product was delivered or in which the service was rendered by the vendor are not, per se, considered subject to special review or to a requirement for a written request for payment from an officer of the payee, unless circumstances suggest that the manner of payment might be illegal or unethical.

Gifts Received

1. Employees shall neither seek nor accept for themselves or others any gifts, favors or entertainment without a legitimate business purpose, nor seek or accept loans (other than conventional loans at market rates from lending institutions) from any person or business organization that does or seeks to do business with, or is a competitor of, the Company. In the application of this policy:

a. Employees may accept for themselves and members of their families common courtesies usually associated with customary business practices;
b. An especially strict standard is expected with respect to gifts, services, discounts, entertainment or considerations of any kind from suppliers; and
c. It is never permissible to accept a gift in cash or cash equivalents (e.g., stocks or other forms of marketable securities) of any amount.

In certain situations, refusal of gifts with a value substantially in excess of customary business practices can result in awkward business situations. The

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propriety of employees keeping such valuable gifts for personal use versus turning them over to the Company, donating them to a charity or other disposition should be discussed in each case with the employee's management. In the event employees are permitted to retain such gifts, management shall record its approval, which shall be kept on file for potential audit review.

Conflicts of Interest

1. Employees should avoid any situation which involves or may involve a conflict between their personal interests and the interests of the Company. As in all other facets of their duties, employees dealing with customers, suppliers, contractors, competitors or any person doing or seeking to do business with the Company are to act in the best interests of the Company to the exclusion of considerations of personal preference or advantage. Each employee shall make prompt and full disclosure in writing to the employee's business or function management of a prospective situation which may involve a conflict of interest. This includes:

a. Ownership by an employee or, to the employee's knowledge, by a member of the employee's family of a significant financial interest* in any outside enterprise which does or seeks to do business with, or is a competitor of, the Company;

*As a minimum standard, a "significant" financial interest is a direct or indirect aggregate interest of an employee and family members of more than:

     o 1% of any class of the outstanding securities of a firm or a corporation,
     o   10% interest in a partnership or association, or
     o   5% of the total assets or gross income of such employee.

b. Serving as a director, officer, partner, consultant of, or in a managerial position with, or employment in a technical capacity by, an outside enterprise, which does or is seeking to do business with or is a competitor of the Company;
c. Acting as a broker, finder, go-between or otherwise for the benefit of a third party in transactions involving or potentially involving the Company or its interests; and
d. Any other arrangement or circumstance, including family or other personal relationships, which might dissuade the employee from acting in the best interest of the Company.

All information disclosed to management as required by this policy shall be treated confidentially, except to the extent necessary to protect the Company's interests.

When, as required by the policy, an employee discloses prospective situations, which may involve a conflict of interest, management shall review the potential conflict. In some circumstances, it may be appropriate for management to review the matter in conjunction with Outside Counsel. Approval or disapproval of the situation under review should be documented in writing. The situation should be considered when assigning the employee new duties. Each actual or potential conflict of interest must be reported promptly, i.e., as soon as the conflict arises, and must be noted by the employee on each annual business ethics survey so long as the conflict or potential conflict of interest continues.

If a conflict of interest is considered to be unacceptable, management should promptly resolve the matter. If the situation is deemed not to be a present or potential conflict of interest, management should notify the employee of the decision in writing. The employee need not report the situation on future annual surveys of outside interests and conflicts of interest as long as there is no change in the circumstances involved. In questions of conflict of interest, the term "family" should be interpreted broadly.

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The key to resolving potential conflicts is whether the employee's duties for the Company, or those of her subordinates, require making decisions that could be influenced by the interest reported. Other considerations include, but are not limited to, whether or not:

o The outside interest does business or competes with the employee's business, function or site.
o The employee has an active, managerial or decision-making role in the outside interest.
o The employee has access to Company information potentially useful to the outside interest.
o    Public disclosure of the facts will embarrass the Company.

Conflicts of interest involving real estate are particularly sensitive. All employees are prohibited from competing with the Company in its real estate acquisition, or using Company information or equipment to enable them to profit, either directly or indirectly. Any questions related to conflicts of interest should be addressed with management, Outside Counsel.

Employees contemplating service as a director of a bank or other financial institution should first consult with the Management and CFO to allow prior consideration of whether such board service could adversely affect the Company's relationship with that institution or with any other financial institution in the community. In addition, employees should not accept a directorship with any corporation, which is a significant business nationally without the prior approval of Outside Counsel. Inside Information

Employees shall not:

1. Give or release, without proper authority, to anyone not employed by the Company, or to another employee who has no need for information, data or information of a confidential nature obtained while in Company employment.

2. Use non-public information obtained while in Company employment (including information about customers, suppliers or competitors) for the personal profit of the employee or anyone else. This includes, but is not limited to, taking advantage of such information by (1) trading or providing information for others to trade in securities, or (2) acquiring a real estate interest of any kind, including, but not limited to, plant or office sites or adjacent properties.

Improper use of inside information can be inhibited by careful control and restriction of access to such information. Employees who handle inside information, and who may not have the background to understand the legal and corporate implications of the misuse of such information, should be periodically advised of corporate policy and of the severe legal penalties that can be associated with misuse of inside information.

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Political Contributions

Employees shall not make any contribution of Company funds, property or services to any political party or committee, or to any candidate for or holder of any office of any government - national, state, or local. This policy does not preclude (a) the operation of a political action committee under applicable laws; (b) Company contributions, where lawful, to support or oppose public referenda or similar ballot issues; or (c) political contributions, where lawful and reviewed in advance by the CFO.

No direct or indirect pressure in any form is to be directed toward employees to make any political contribution or participate in the support of a political party or the political candidacy of any individual. This policy shall not affect the right of directors, officers, employees, and agents of the Company to make personal political contributions to the party, committee, or candidate of their choice as long as the donation is derived exclusively from that individual's personal funds or time and in no way was compensated directly or indirectly by the Company.

Accounting Standards and Documentation

1. All accounts and records shall be documented in a manner that:

a. Clearly describe and identify the true nature of business transactions, assets, liability or equity, and
b. Properly and timely classifies and records entries on the books of account in conformity with Generally Accepted Accounting Principles.

2. No record, entry or document shall be false, distorted, misleading, misdirected, deliberately incomplete or suppressed.

The Company has established internal control standards and procedures to ensure that assets are protected and properly used and that financial records and reports are accurate and reliable. Employees share the responsibility for maintaining and complying with required internal controls. Improper accounting and documentation and fraudulent financial reporting are not only contrary to Company policy but also may be in violation of the accounting provisions of the U.S. Foreign Corrupt Practices Act or other laws or regulations. Such violations potentially involve personal liability, both civil and criminal, as well as sanctions against the Company. Examples include intentionally misclassifying amounts between cost or capital, intentionally accelerating or deferring costs or revenue more properly reflected in a current period, and intentionally falsifying travel and expense reports.

It is the Company's policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable. All employees and directors who are involved in the Company's disclosure process, including the Chief Financial Officer, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors. In addition, any employee or director who has a supervisory role in the Company's disclosure process has an obligation to discharge his or her responsibilities diligently.

Annual Reporting

1. Each Officer shall file each January with the CFO:

a. an affirmation of personal compliance with the Business Ethics Policy in the preceding year; and

b. a statement listing all her potential conflicts of interest of the Business Ethics Policy; or

c.   if there are none, a statement to that effect.

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2. Concerning his organization, each business head shall file each January with the CFO a brief description of each known violation of this policy in the preceding calendar year and steps taken to prevent recurrence, or if there was none, a statement to that effect. Violations include:

a.   unethical conduct that results in employee terminations and resignations;
     and
b. deviations from the policy in the areas of: payments by the Company, gifts received, conflicts of interest, inside information, political contributions, and accounting standards and documentation.

Each Business Head shall respond for their entire organization, for which he has administrative responsibility. The response should state the following:

a. That the organization has complied with all parts of the policy (any exceptions / waivers should be described); and
b. That the Business Ethics Policy and Procedures have been circulated to each employee and that signed affirmation of compliance, with a notification regarding the continuing duty to disclose conflicts of interest, has been requested and received from, at a minimum, the following categories of personnel:
     (1) Management personnel.
     (2) Purchasing agents and other persons who are authorized to approve purchase orders or requisitions or approve payments related to the purchase of goods and services.
     (3) Persons who are in a position to influence in a significant manner (a) the decision to purchase goods or services; (b) the terms of purchase; or (c) the choice of vendor, including those who may direct a purchase toward a particular vendor.
     (4) Persons who determine or significantly influence the setting of prices (including determination of discounts, allowances, credits, etc.).
     (5) Persons who select or significantly influence the choice of distributors, dealers, licensees, brokers or agents of the Company.
     (6) Persons (including secretaries and other support personnel) who have access to significant undisclosed corporate information, such as:


     o material financial information, particularly that which would enable profit through stock trading;
     o   potential acquisitions, mergers and divestitures; and
     o   real estate prospects

3. Annually, a third party firm or internal audit shall review all statements filed with the CFO, supporting files and work of the individual organizations, any similar findings of the internal auditors or independent accountants, and other sources of information that may be reasonably available, and submit a report to the CFO. The CFO, after consideration of the report, will forward it for consideration by the Board of Directors.

Process

The CFO and Outside General Counsel is responsible for providing specific instructions regarding business conduct and ethics and, as appropriate, directing periodic reviews, including business conduct programs, to ensure compliance.

Responsibility

All SecureCare Technologies, Inc. employees are responsible for:

     o   Abiding by the Code.
     o Following acknowledgment and/or certification procedures, as appropriate, indicating responsibility to comply with the Code.

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     o   Taking appropriate steps, including contacting the SecureCare
         Technologies, Inc. Ethics Line (Mr. Frank Hariton, Corporate Securities Counsel), to help prevent and detect violations of the Code by any SecureCare Technologies, Inc. employee.
     o Cooperating with the Administrator of Ethics and Business Compliance in its ethics and business compliance reviews and investigations.
     o   Attending all required ethics and business compliance training.

The Administrator of Ethics and Business Compliance policy is responsible for developing and communicating procedures to implement this policy. The Administrator is also responsible for developing, maintaining, implementing, monitoring and interpreting the Code, and designing and administering related communications and training.







        A copy of SecureCare's Ethics and Business Compliance Policy and
      Procedures can be obtained in the investor section of its corporate web site at www.sfaxme.com.

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